Exhibit 6(a) 11
                                                             ---------------





                                 PORTEC, INC.
                                 ------------

                  COMPUTATION OF NET INCOME PER COMMON SHARE
                  ------------------------------------------



                                                 THREE MONTHS
                                                ENDED March 31,
                                   ----------------------------------------


                                      1997                          1996
                                   -----------                   -----------

Average Shares Outstanding           4,500,987                     4,568,206

Net Income                         $   781,000                   $ 1,973,000

Per Share Amount                   $       .17                   $       .43